CONTACT:	FELDMAN MALL PROPERTIES, INC.
Larry Feldman
Chairman & Chief Executive Officer
-or-
Thomas E. Wirth
EVP & Chief Financial Officer
(516) 684-1239

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com

FOR IMMEDIATE RELEASE

FELDMAN MALL PROPERTIES, INC. ANNOUNCES THE RESIGNATION
OF WAYNE SNYDER, EVP OF DEVELOPMENT

GREAT NECK, NY – December 21, 2006 – Feldman Mall Properties, Inc. (NYSE: FMP) announced that Wayne Snyder, the Company’s Executive Vice President of Development, has tendered his resignation. Mr. Snyder, age 65, will leave the Company in mid-January of 2007 in order to pursue private real estate investing opportunities.

Larry Feldman, the Company’s Chairman and Chief Executive Officer, stated “We wish Wayne well in his future endeavors and thank him for his service to the Company.” The Company intends to replace Mr. Snyder’s position but has not yet announced a replacement.

About Feldman Mall Properties

Feldman Mall Properties, Inc. is a real estate investment trust, or REIT, that acquires, owns and repositions enclosed regional shopping malls. The Company's portfolio consists of seven regional malls aggregating approximately seven million square feet. Feldman Mall Properties, Inc. is the only publicly held REIT that specializes exclusively in the renovation and repositioning of enclosed regional shopping malls. Feldman Mall Properties' investment strategy is to opportunistically acquire underperforming malls. The Company’s goal is to transform all of its malls into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information regarding Feldman Mall Properties, Inc., visit the Company's website at www.feldmanmall.com.

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. Theseassumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

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